Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FOURTH QUARTER 2022 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –January 31, 2023 First Keystone Corporation (OTC Pink: FKYS, the “Corporation”), parent company of First Keystone Community Bank, reported net income for the year ended December 31, 2022 of $14,024,000. Net income per share was $2.35 while dividends totaled $1.12 per share for the year ended December 31, 2022. Net income decreased by $664,000 or 4.5% as compared to the same period in 2021. The decrease was significantly due to decreases in PPP loan fees and non-interest income, mainly due to fewer sales of mortgage loans and net securities losses. These earnings declines were offset by an increase in net interest income and a net decrease in the provision for loan losses.

Total interest income increased by $4,365,000 or 10.4% as compared to the year ended December 31, 2021. The increase was chiefly due to increased interest rates, growth in commercial real estate loans, and increased interest and dividend income earned on securities, offset by a $1,224,000 decrease in PPP loan fees due to the discontinuation of the SBA program. Total interest expense increased by $3,765,000 or 73.1% primarily due to a $2,115,000 increase in interest paid to depositors resulting from increased interest rates, and a $1,708,000 increase in interest paid on short-term borrowings through the Federal Home Loan Bank. The provision for loan losses decreased $1,124,000 as compared to the same period in 2021, as the historically consistent excess above the required allowance for loan losses of $920,000 was returned to the provision, which offset additions to the provision for 2022 loan portfolio growth.

Non-interest income decreased by $1,992,000 or 27.2% for the year ended December 31, 2022 as compared to the same period in 2021. Service charges and fees on deposits increased by $279,000, mainly due to more accounts being in overdraft status. This was offset by a $1,069,000 decrease in other income, mainly due to realizing net losses on the sales of mortgage loans in the amount of $7,000 versus recognizing $980,000 in net gains on the sales of mortgage loans in the same period in 2021. Net securities losses for the year ended December 31, 2022 of $846,000 were realized due to $93,000 in net losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio as compared to net gains during the same period of 2021, as well as $753,000 in net losses recognized on the sales of securities as the Corporation restructured its securities portfolio to improve future earnings.

Non-interest expense increased during the year ended December 31, 2022 to $26,777,000. The $423,000, or 1.6%, increase from the same period in 2021 was mainly the result of a $406,000 increase in salaries and employee benefits due to an increase in salaries expense and healthcare costs. Computer expense increased $273,000 due to several new software contracts that were implemented as the Corporation has continued to invest in new technology for increased security and efficiencies. The increases in non-interest expense were offset by combined decreases in ATM and debit card expense and data processing expense in the amount of $477,000, mainly due to new fees and the application of vendor relationship credits resulting from a contract negotiation.

Income tax expense decreased $27,000 during the year ended December 31, 2022, as compared to the same period in 2021, due to lower overall operating income. The Corporation recognized $249,000 and $404,000 of tax credits from low-income housing partnerships in 2022 and 2021, respectively.

Total assets increased to $1,329,194,000 at December 31, 2022, an increase of $8,844,000 or 0.7% as compared to December 31, 2021. Cash and cash equivalents decreased $50,847,000 as of December 31, 2022, compared to the same period in 2021. Cash was utilized to fund loan growth and purchase securities.

Securities and restricted stocks decreased $59,518,000 or 13.5% and net loans increased $106,034,000 or 14.2% during the year ended December 31, 2022, as compared to the same period in 2021. Deposits decreased $84,470,000 or 7.8% at December 31, 2022 as compared to December 31, 2021, due to a decrease in both non-interest and interest bearing deposits, primarily municipal deposits. Stockholders’ equity decreased $28,169,000 or 19.0% at December 31, 2022 as compared to December 31, 2021, principally due to a decrease in the market value of the securities portfolio resulting in an accumulated other comprehensive loss position.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.